Exhibit 3(iii)

AMENDED AND RESTATED BY-LAWS

OF

REPRO MED SYSTEMS, INC.

ARTICLE I

OFFICES

SECTION 1.  PRINCIPAL OFFICE.  The principal office of the Corporation shall be located in the County of Orange, State of New York or such other location as shall be determined from time to time by the Board of Directors.

SECTION 2.  OTHER OFFICES.  The Corporation may have other offices, either in or outside of the State of New York, as shall be designated from time to time by the Board of Directors.

ARTICLE II

SHAREHOLDERS

SECTION 1.  LOCATION OF MEETINGS.  Shareholders’ meetings may be held at such locations, either in or outside the State of New York, as shall be designated by the directors and set forth in the notice of the meeting.

SECTION 2.  NOTICE OF ANNUAL MEETING.  Notice of the annual meeting shall be given to each shareholder entitled to vote, at least ten days in advance of said meeting.

SECTION 3.  ANNUAL MEETINGS.  The annual shareholders’  meeting for the election of directors and the transaction of other business as may properly come before the meeting shall be held in each year subsequent to the year of incorporation.

SECTION 4.  NOTICE OF SPECIAL MEETING.  Notice of a special meeting, stating the names of those calling the meeting, the time, place and purpose or purposes thereof, shall be given to each shareholder entitled to vote, at least ten days in advance of said meeting.

SECTION 5.  SPECIAL MEETINGS.  Special shareholders’  meetings may be called by the Chairman, Lead Director or Chief Executive Officer, and must be called by any of them upon the written request of the holders of ten percent (10%) of the shares outstanding and entitled to vote.

SECTION 6.  QUORUM.  The holders of a majority of shares entitled to vote at a meeting, present in person or by proxy, shall constitute a quorum for all purposes, except as otherwise provided by statute or the Certificate of Incorporation.

SECTION 7.  VOTING.

(a)    Every shareholder entitled to vote at a meeting of shareholders may vote in person or by proxy, and shall have one vote for each share of stock registered in his/her name unless otherwise provided in the Certificate of Incorporation.

(b)    All corporate action to be taken by vote of the shareholders other than the election of directors shall, except as otherwise provided by law, the Certificate of Incorporation or these By-laws, be authorized by a majority of the votes cast in favor or against such action.  At each meeting of shareholders for the election of directors at which a quorum is present, the vote required for election of a director by the shareholders shall, except in a contested election, be the affirmative vote of a majority of the votes cast in favor of or against the election of a nominee.  In a contested election, the persons receiving a plurality of the votes cast by the shareholders entitled to vote thereat shall be the directors.  An election shall be deemed to be contested if, as of the record date for such meeting, there are more nominees for election than positions on the Board of Directors to be filled by election at the meeting.  The vote for directors, or upon any question before a meeting of shareholders, shall not be by ballot unless the person presiding at such meeting shall so direct or any shareholder, present in person or by proxy and entitled to vote thereon, shall so demand.

(c)    In the event of an uncontested election of directors, any incumbent director who is a nominee for election as a director and who is not elected by the shareholders shall immediately tender his or her resignation to the Board of Directors, subject to acceptance or rejection by the Board of Directors as provided in this Article II, Section 7(c) . The independent members of the Board of Directors, in accordance with the procedures established by the Board of Directors, shall decide whether or not to accept such resignation within ninety (90) days after the date the results of the election are certified and the Corporation shall promptly disclose and explain such decision in a document furnished or filed with the United States Securities and Exchange Commission (“SEC”).  The independent members of the Board of Directors in making their decision, may consider any factors or other information that they consider appropriate and relevant, including the recommendation of a committee established for the purposes thereof.  The director who tenders his or her resignation shall not participate in the decision of the Board of Directors or the recommendation of any committee with respect to his or her resignation.  If such director’s resignation is rejected by the Board of Directors, such director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal.  If a director’s resignation is accepted by the Board of Directors pursuant to this Article II, Section 7(c), then the Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Article III, Section 4 or may decrease the size of the Board of Directors pursuant to the provisions of Article III, Section 1.

SECTION 8.  ADJOURNED MEETINGS.  Shareholders’ meetings may be adjourned to a designated time and place by a vote of a majority of the shareholders present.  Notice of such an adjourned meeting need not be given, other than by announcement at the meeting, and any business may be transacted which might have been transacted at the meeting as originally called.

SECTION 9.  ACTION BY WRITTEN CONSENT OF SHAREHOLDERS. Any action that may be taken at a meeting of shareholders may be taken without a meeting by written consent, setting forth the action so taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

SECTION 10. ADVANCE NOTICE OF SHAREHOLDER PROPOSALS.  At an annual or special meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting.

(a)     Matters Properly Brought.  To be properly brought before a meeting, business must be: (i) specified in the notice of the meeting, (ii) brought by or at the direction of the Board of Directors, or (iii) brought by a shareholder of the Corporation who was a shareholder of record at the time the notice provided for in this Article II, Section 10 is delivered to the Chairman of the Board, who is entitled to vote at the meeting and who complied with the notice and other procedures set forth in this Article II, Section 10.

(b)     Advance Notice Requirements.  For business to be properly brought before a meeting of shareholders pursuant to clause (iii) of Section 10(a) above, the shareholder must have given timely notice of such business and provided timely updates and supplements to such notice, in writing, to the Chairman of the Board and such business must be a proper matter for shareholder action.

(i)      To be timely, a shareholder’s notice shall:

(A)  (1) with respect to the annual meeting of shareholders, be delivered to the Chairman of the Board at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the one hundred twentieth (120th) day prior to the one (1)-year anniversary of the preceding year’s annual meeting of shareholders; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made; and (2) with respect to any special meeting of shareholders, be delivered not later than the close of business on the tenth (10th) day following the date such special meeting is first publicly announced or disclosed.  In no event shall the announcement of an adjournment of an annual meeting or special meeting of shareholders commence a new time period for the giving of a shareholder’s notice as described above; and

(B)  be further updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof.  The update and supplement shall be delivered to the Chairman of the Board at the principal executive offices of the Corporation not later than the following dates: (1) five (5) business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and (2) eight (8) business days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof.

(ii)      To be in proper form, such shareholder’s notice must include the following, as applicable:

(A)  As to the shareholder giving the notice, the notice shall set forth:

(1)     the name and business address of the shareholder;

(2)     the name and address of the shareholder, as they appear on the Corporation’s books (if they so appear); and

(3)     the class and number of shares of the Corporation beneficially owned by the shareholder; and

(4)     any other information relating to such shareholder and beneficial owners, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder.

(B)  If the notice relates to any business other than a nomination of a director or directors that the shareholder proposes to bring before the meeting, the notice must, in addition to matters set forth in Section 10(b)(ii)(A) above, also set forth: (1) a brief description of the business desired to be brought before the meeting; (2) the reasons for conducting such business at the meeting; (3) any material interest of the shareholder in such business; (4) the text of the proposal or business (including the text of any resolutions proposed for consideration); (5) a description of all agreements, arrangements and understandings between such shareholder and the beneficial owner, if any, and any other person or persons (including their names) in connection with the matters set forth in the notice by such shareholder; and (6) such other information as the Board of Directors reasonably determines is necessary or appropriate to enable the Board of Directors and shareholders of the Corporation to consider the proposal.

(C)  As to each person whom the shareholder proposes to nominate for election or reelection to the Board of Directors, a shareholder’s notice must, in addition to the matters set forth in Section 10(b)(ii)(A) above, also set forth: (1) all information relating to such nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (2) a description of all direct and indirect compensation and other monetary agreements, arrangements and understandings during the past three (3) years, and any other relationships, between or among such shareholder and beneficial owners, if any, and their respective affiliates and associates, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 (or any successor rule) promulgated under SEC Regulation S-K if the shareholder making the nomination and any beneficial owner, if any, on whose behalf the nomination is made, or any affiliate or associate thereof, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant.

(D)  With respect to each person whom the shareholder proposes to nominate for election or reelection to the Board of Directors, a shareholder’s notice must, in addition to the matters set forth in Sections 10(b)(ii)(A) and (C) above, also include a completed and signed questionnaire, representation and agreement required by Section 10(b)(ii)(E) below. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee, or to determine whether any of the matters contemplated by Section 12(e) of this Article II apply to such proposed nominee.

(E)  To be eligible to be a nominee of any shareholder for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Article II, Section 10 of these By-laws) to the Chairman of the Board at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such individual and the background of any other person or entity on whose behalf, directly or indirectly, the nomination is being made (which questionnaire shall be provided by the Chairman of the Board upon written request), and a written representation and agreement (in the form provided by the Chairman of the Board upon written request) that such individual (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation and (2) any Voting Commitment that could limit or interfere with such individual’s ability to comply, if elected as a director of the Corporation, with such individual’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, (C) in such individual’s personal capacity and on behalf of any person or entity on whose behalf, directly or indirectly, the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply, with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation publicly disclosed from time to time, and (D) agrees to serve if elected as a director.

The person presiding at the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Article II, Section 10 and, he or she shall declare to the meeting that any business not properly brought before the meeting shall not be transacted.

SECTION 11.

MEETING ORDER OF BUSINESS.  Except as otherwise provided by law, the Certificate of Incorporation or these By-laws, the chairman of any annual or special meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with these By-laws and, if any proposed nomination or other business is not in compliance with these By-laws, to declare that no action shall be taken on such nomination or other proposal and such nomination or other proposal shall be disregarded.

ARTICLE III

DIRECTORS

SECTION I.  NUMBER AND TERM.  The Board of Directors shall consist of at least five (5) and no more than nine (9) members, as determined from time to time by vote of a majority of the entire Board of Directors.  The number of directors may be increased to more than nine (9) or decreased to less than five (5) only by action of the shareholders.  The directors shall be elected at the annual meeting of the shareholders and each director shall be elected to serve until his or her successor shall be elected and shall qualify.  A director need not be a shareholder.

SECTION 2.  POWERS.  The Board of Directors may, in accordance with the laws of the State of New York, the Certificate of Incorporation and these By-laws, adopt such rules and regulations for the conduct of its meetings, the exercise of its powers and the management of the business of the Corporation as it may deem proper.  In addition, the directors may exercise all powers of the Corporation and carry out all lawful acts, which are not required to be exercised or done by the shareholders as provided by statute, the Certificate of Incorporation or these By-laws.

SECTION 3.  MEETINGS AND QUORUM.  Meetings of the Board of Directors may be held, either in or outside the State of New York, provided a quorum be in attendance.  Unless otherwise provided by the Certificate of Incorporation or the laws of the State of New York, a majority of the entire board of directors shall constitute a quorum at any meeting of the Board of Directors and the vote of a majority of a quorum shall constitute the act of the Board of Directors.

Unless restricted by the Certificate of Incorporation or elsewhere in these By-laws, members of the Board of Directors or any committee designated by such Board may participate in a meeting of such Board or committee by means of conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time.  Participation by such means shall constitute presence in person at such meeting.

Regular meetings of the Board of Directors may be scheduled by a resolution adopted by the Board.  The Chairman of the Board, Lead Director or Chief Executive Officer may call, and if requested by any two directors, must call, a special meeting of the Board and give five days’ notice by mail, or two days’ notice personally or by email or facsimile to each director.  The Board of Directors may hold an annual meeting, without notice, immediately after the annual meeting of shareholders.

SECTION 4.  VACANCIES AND REMOVAL.  Unless otherwise provided in the Certificate of Incorporation or in the following paragraph, vacancies occurring in the membership of the Board of Directors, from whatever cause arising (including vacancies occurring by reason of the removal of directors without cause and newly created directorships resulting from any increase in the authorized number of directors), may be filled by a majority vote of the remaining directors, though less than a quorum, or such vacancies may be filled by the shareholders.

Unless the Certificate of Incorporation provides for cumulative voting or the election of one or more directors by class or their election by holders of bonds, or requires all action by shareholders to be by a greater vote, any one or more of the directors may be removed, (a) with or without cause, at any time, by vote of the shareholders holding a majority of the outstanding shares entitled to vote at any special meeting of the shareholders, present in person or by proxy, or, (b) for cause, by action of the Board of Directors at any regular or special meeting of the Board.  A vacancy or vacancies occurring from such removal may be filled at the special meeting of shareholders or at a regular or special meeting of the Board of Directors.

SECTION 5.  COMMITTEES.  The Board of Directors, by resolution adopted by a majority of the entire Board, may designate from its members an Executive Committee or other committees, each consisting of three or more members, with such powers and authority (as are permitted by law) as may be provided in said resolution.

SECTION 6.  DIRECTOR ACTION WITHOUT MEETING.  Any action required or permitted to be taken by the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board of Directors or the committee, as the case may be, consent in writing to the adoption of a resolution authorizing the action, and the resolution and written consents thereto are filed with the minutes of the proceedings of the Board of Directors or committee.

SECTION 7.  LEAD DIRECTOR.  If the offices of the Chief Executive Officer and Chairman of the Board are not separate, or if the Chairman of the Board is not considered by the Board of Directors to be an independent director, the independent directors will elect one of their number to serve as Lead Director.  The Lead Director, if any, will chair meetings of independent directors, will facilitate communications between other members of the Board of Directors and the Chief Executive Officer and the Chairman of the Board, and will assume other duties which the independent directors as a whole may designate from time to time.

ARTICLE IV

OFFICERS

SECTION 1.  PRIMARY OFFICERS.  The primary officers of the Corporation shall be a Chairman of the Board, Chief Executive Officer and a Treasurer, each of whom shall be appointed by the Board of Directors and have such powers and duties as provided herein or as the Board otherwise deems appropriate.  The Board of Directors may appoint such other officers and agents with such powers and duties as it shall deem appropriate.  Any two offices or more may be held by one person.  Officers shall serve until their resignation or earlier removal.  Any officer may be removed at any time by the affirmative vote of a majority (unless the Certificate of Incorporation provides otherwise) of the directors present at a regular meeting of directors or at a special meeting of directors called for that purpose.  Vacancies occurring among any of the offices shall be filled by the Board of Directors.

SECTION 2.  CHAIRMAN OF THE BOARD.  The Chairman of the Board shall preside at all meetings of the Board of Directors and shareholders, when present, and perform other such duties as the Board may designate.  In the absence or inability to act of the Chief Executive Officer, the Chairman of the Board shall perform the duties and may exercise the powers of the Chief Executive Officer.

SECTION 3. CHIEF EXECUTIVE OFFICER.  The Chief Executive Officer shall be the chief executive officer of the Corporation and shall have general direction of its business, affairs and property and over its several officers.  He shall see that all orders and resolutions of the Board of Directors are carried into effect, and he shall have the power to execute in the name of the Corporation all authorized deeds, mortgages, bonds, contracts or other instruments, except in cases in which the signing and execution thereof shall have been expressly delegated to some other officer or agent of the Corporation; and in general, he shall perform all duties incident to the office of a  chief executive officer of a Corporation, and such other duties as from time to time may be assigned to the Chief Executive Officer by the Board of Directors. He/she shall report to the Board of Directors all matters within his/her knowledge which the interest of the Corporation may require be brought to their notice.

SECTION 4.  TREASURER.  The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate account of receipts and disbursements in books belonging to the Corporation.  He/she shall deposit all monies and other valuables in the name and to the credit of the Corporation in such depositaries as may be designated by the Board of Directors.  The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements. He/she shall report to the Board of Directors and shall render to the Board of Directors at the regular meetings of the Board of Directors, or whenever they may request it, an account of all his/her transactions as Treasurer and of the financial condition of the Corporation.  If required by the Board of Directors, he/she shall give the Corporation a bond for the faithful discharge of his/her duties in such amount and with such surety as the Board shall prescribe.

SECTION 5.  SALARIES.- The salaries of all officers shall be fixed by the Board of Directors, and the fact that any officer is a director shall not preclude him/her from receiving a salary as an officer, or from voting upon the resolution so providing.

ARTICLEV

CAPITAL STOCK

SECTION 1.  FORM AND EXECUTION OF CERTIFICATES.- Certificates of stock shall be in such form as required by the laws of the State of New York and as shall be adopted by the Board of Directors.  They shall be numbered and registered in the order issued; shall be signed by the Chairman or a Vice-Chairman of the Board or by the President or a Vice-President, and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer and may be sealed with the corporate seal or a facsimile thereof.  When such a certificate is countersigned by a transfer agent or registered by a registrar, the signatures of any such officers may be facsimile.

SECTION 2.  TRANSFER.  Shares of the Corporation shall be transferable only upon its books by the registered holder thereof in person or by their duly authorized attorneys  or legal representatives,  and upon such surrender of the certificate or certificates for such shares properly assigned for transfer.

SECTION 3.  LOST OR DESTROYED CERTIFICATES.  The holder of any certificate representing shares of stock of the Corporation, may notify the Corporation of any loss, theft or destruction thereof, and the Board of Directors may thereupon, in its discretion, cause a new certificate for the same number of shares, to be issued to such holder upon satisfactory proof of such loss, theft or destruction, and the deposit of indemnity by way of bond or otherwise, in such form and amount and with such surety or sureties as the Board of Directors may require, to indemnify the Corporation against loss or liability by reason of the issuance of such new certificate.

SECTION 4.  RECORD DATE.  In lieu of closing the books of the Corporation, the Board of Directors may fix, in advance, a date, not exceeding sixty days, no less than ten days, as the record date for the determination of shareholders entitled to receive notice of, or to vote, at any meeting of shareholders, or to consent to any proposal without a meeting, or for the purpose of determining shareholders entitled to receive payments of any dividends, or allotment of any rights, or for the purpose of any other action.

ARTICLE VI

MISCELLANEOUS

SECTION 1.  DIVIDENDS.  The directors may declare dividends from time to time upon the capital stock of the Corporation from the surplus or net profits available therefor.

SECTION 2.  SEAL.  The directors shall provide a suitable corporate seal, which shall be in the charge of the Chairman of the Board and shall be used as authorized by the By laws.

SECTION 3.  FISCAL YEAR.  The fiscal year of the Corporation shall be determined by resolution duly adopted by the Board of Directors.

SECTION 4.  CHECKS, NOTES, ETC.  Checks, notes, drafts, bills of exchange and orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed or endorsed in such manner as shall be determined from time to time by resolution of the Board of Directors.

The funds of the Corporation shall be deposited in such bank or trust company, and checks drawn against such funds shall be signed or endorsed in such manner as determined by the Board of Directors.

SECTION 5.   NOTICE AND WAIVER OF NOTICE.  Whenever any notice is required by these By-laws to be given, personal notice is not meant unless expressly so stated, and any notice so required shall be deemed to be sufficient if given by depositing the same in the United States mail, postage, prepaid, addressed to the person entitled thereto at his/her address as it appears on the records of the Corporation, and such notice shall be deemed to have been given on the day of such mailing.  Shareholders not entitled to vote shall not be entitled to receive notice of any meetings except as otherwise provided by statute.

Whenever any notice whatsoever is required to be given under the provisions of any law, or under the provisions of the Certificate of Incorporation of the Corporation or these By-laws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

ARTICLE VII

AMENDMENTS

SECTION 1.  BY SHAREHOLDERS.  These By-laws may be amended at any shareholders’ meeting by vote of the shareholders holding a majority (unless the Certificate of Incorporation requires a larger vote) of the outstanding shares entitled to vote thereat, present either in person or by proxy, provided notice of the amendment is included in the notice or waiver of notice of such meeting.

SECTION 2.  BY DIRECTORS.  The Board of Directors may also amend these By-laws at any regular or special meeting of the Board by a majority (unless the Certificate of Incorporation requires a larger vote) vote of the entire Board, but any By-laws so made by the Board may be altered or repealed by the shareholders.

ARTICLE VIII

INDEMNIFICATION

No director shall be personally liable to the Corporation or its shareholders for damages for any breach of duty in such capacity, except that the foregoing shall not eliminate or limit liability where such liability is imposed under the New York Business Corporation Law.

To the maximum extent permitted by the laws of the State of New York and the federal securities laws, the Corporation shall indemnify and, upon request, shall advance expenses to any director or officer made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the Corporation), by reason of the fact that he or she was a director or officer of the Corporation, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his or her conduct was unlawful.

Amended and Restated by the Board of Directors on December 5, 2018.